Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 6, 2014

Job Number: C20140806-2938
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20140570142-96	Amendment	6 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Angela Warwick
Certificate Number: C20140806-2938
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

08/06/2014 16 20 FAX ☐002/007

090:01

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140570142-96
	Filing Date and Time 08/06/2014 3:51 PM
	Entity Number C26913-1999

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Reading International, Inc.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

Section 4.7 has been added to Article IV

All remaining Articles have been restated.

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 8-31-11

Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

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CERTIFICATE OF AMENDMENT AND RESTATEMENT
OF
ARTICLES OF INCORPORATION
OF
READING INTERNATIONAL, INC.
A Nevada Corporation

THE UNDERSIGNED hereby certifies as follows:

1. He is the duly elected and acting Secretary of Reading International, Inc., a Nevada corporation (the "Corporation").

2. On March 7, 2013, the Board of Directors of the Corporation unanimously approved the amendment and restatement of the Corporation's articles of incorporation (the "Articles"), pursuant to Section 78.385 of the Nevada Revised Statutes ("NRS").

3. On May 16, 2013, upon the recommendation of the Board of Directors of the Corporation, the proposed amendment to the Articles was submitted to the stockholders of the Corporation. The stockholders of the Corporation's $.01 par value Class B Voting common stock ("Class B Common Stock") were entitled to vote on the amendment, with the amendment to the Articles requiring the affirmative vote of a majority of the outstanding Class B Common Stock. The holders of a majority of Class B Common Stock voted in favor of the amendment to Article IV to add Section 4.7, requiring the Corporation to obtain stockholder approval to engage in any transaction(s), involving the sale, issuance or potential issuance of the Corporation's Class B Common Stock. The Corporation, having received the approval required for the amendment, incorporates the amended provision of the Articles in the Amended and Restated Articles of Incorporation attached hereto.

4. Article IV, Capital Stock, is hereby amended to include Section 4.7, such section to read in full as follows:

> 4.7 Certain Issuances of Preferred Stock. The Corporation shall not, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Voting Common Stock, engage in any transaction or series of related transactions, involving the sale, issuance or potential issuance by the Corporation of shares of any class of Preferred Stock (or securities convertible into or exchangeable for shares of any class of Preferred Stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges or preferences of such class of Preferred Stock.

5. The Corporation's Articles are hereby amended and restated to read in full as follows:

Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

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AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
READING INTERNATIONAL, INC.
A NEVADA CORPORATION

ARTICLE I
NAME

The name of the corporation is Reading International, Inc. (the "Corporation").

ARTICLE II
RESIDENT AGENT AND REGISTERED OFFICE

This section was intentionally omitted.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE IV
CAPITAL STOCK

4.1 Number of Authorized Shares; Par Value. The aggregate number of shares which the Corporation shall have authority to issue is one hundred forty million (140,000,000) shares to be designated respectively as "Class A Non-Voting Common Stock," "Class B Voting Common Stock" and "Preferred Stock" divided as follows:

(a) Class A Non-Voting Common Stock. The total number of authorized shares of Class A Non-Voting Common Stock shall be one hundred million (100,000,000) shares with the par value of $.01 per share.

(b) Class B Voting Common Stock. The total number of authorized shares of Class B Voting Common Stock shall be twenty million (20,000,000) shares with the par value of $.01 per share.

(c) Preferred Stock. The total number of authorized shares of Preferred Stock shall be twenty million (20,000,000) shares with the par value of $.01 per share.

(d) Increase or Decrease in Authorized Shares. The total number of authorized shares of Class A Non-Voting Common Stock, Class B Voting Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

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Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

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4.2 Class A Non-Voting Common Stock Voting Rights. Class A Non-Voting Common Stock shall have no voting rights; provided, however, that the holders of the Class A Non-Voting Common Stock will be entitled to vote as a separate class on any amendments to the Articles of Incorporation or any merger which would adversely affect their rights, privileges or preferences, or any liquidation or dissolution in which such holders would receive securities with rights, privileges or preferences less beneficial than those held by them as holders of Class A Non-Voting Common Stock.

4.3 Class B Voting Common Stock Voting Rights. The holders of the Class B Voting Common Stock shall be entitled to one vote per one share of Class B Voting Common Stock on all matters submitted to the stockholders of the Corporation for a vote.

4.4 Other Rights, Preferences and Privileges of Class A Non-Voting Common Stock and Class B Voting Common Stock. Except as otherwise specifically set forth herein with respect to voting, all shares of Class A Non-Voting Common Stock and Class B Voting Common Stock shall have the same rights, preferences and privileges with respect to dividends, distributions, or any liquidation or dissolution of the Corporation.

4.5 Preferred Stock. The Preferred Stock may be issued at any time or from time to time, in any one or more series, and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation, the board of directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

4.6 Certain Issuances of Class B Voting Common Stock. The Corporation shall not, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Voting Common Stock, engage in any transaction, or series of related transactions, involving the sale, issuance or potential issuance by the Corporation of shares of Class B Voting Common Stock (or securities convertible into or exchangeable for shares of Class B Voting Common Stock) equal to 5% or more of the shares of Class B Voting Common Stock as of the date of such sale or issuance; provided, however, that this Section 4.6 shall not apply to the sale or issuance of shares of Class B Voting Common Stock pursuant to the exercise of stock options outstanding as of the date this Section 4.6 is made part of the Amended and Restated Articles of Incorporation of the Corporation.

4.7. Certain Issuances of Preferred Stock; The Corporation shall not, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Voting Common Stock, engage in any transaction or series of related transactions, involving the sale, issuance or potential issuance by the Corporation of shares of any class of Preferred Stock (or securities convertible into or exchangeable for shares of any class of Preferred Stock) having voting rights, other than voting rights with respect to the approval of any change in the rights, privileges or preferences of such class of Preferred Stock.

ARTICLE V
DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, which initially shall consist of one director. Provided that the Corporation has at least

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Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

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one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws; provided, however that the number of directors shall not exceed ten.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon the board of directors of the Corporation by the NRS, the board of directors shall have the power to alter, amend, change, add to and repeal, from time to time, the bylaws of the Corporation, subject to the rights of the stockholders entitled to vote with respect thereto to alter, amend, change, add to and repeal the bylaws adopted by the directors of the Corporation.

ARTICLE VII
ELECTION OF DIRECTORS

Unless the bylaws of the Corporation provide for the division of the directors into classes and except as may otherwise be provided in the bylaws of the Corporation, all directors shall be elected to hold office until their respective successors are elected and qualified, or until their earlier resignation or removal, at the annual meeting of the stockholders, whether telephonic or not, within or without the State of Nevada or by written consent and such election need not be by written ballot.

ARTICLE VIII
SALE OF ASSETS

In furtherance of the powers conferred on the stockholders of the Corporation by the NRS, the stockholders of the Corporation shall have the power to vote on any proposed sale of substantially all of the Corporation's assets.

ARTICLE IX
AMENDMENT OF ARTICLES OF INCORPORATION

In the event the board of directors of the Corporation determines that it is in the Corporation's best interest to amend these Articles of Incorporation, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the stockholders entitled to vote thereon for the consideration thereof in accordance with the provisions of the NRS and these Articles of Incorporation. In the resolution setting forth the proposed amendment, the board of directors may insert a provision allowing the board of directors to later abandon the amendment, without concurrence by the stockholders, after the amendment has received stockholder approval but before the amendment is filed with the Nevada Secretary of State.

ARTICLE XI
ACQUISITIONS OF CONTROLLING INTEREST

The Corporation elects not to be governed by the provisions of Chapters 78.378 to 78.3793, inclusive, of the NRS pertaining to acquisitions of controlling interest.

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Amended and Restated Articles of Incorporation                                                                                EXHIBIT 3.1

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ARTICLE XII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested stockholders.

ARTICLE XIII
DIRECTORS' AND OFFICERS' LIABILITY

A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and Restatement as of the 27th day of June, 2014.

James J. Cotter, Jr., President

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